Exhibit 99.1

FALCONSTOR ANNOUNCES CFO Transition

Enterprise Software Growth-Focused CFO, Brad Wolfe, Joins Leadership Team

AUSTIN, TX, April 5, 2018 — FalconStor Software, Inc. (OTCQB: FALC), a market leader in storage software, today announced the appointment of Brad Wolfe as Chief Financial Officer, effective April 9, 2018.  In concert with this appointment, Pat McClain, FalconStor’s current Chief Financial Officer, will transition into a senior advisor role in continued support of the Company’s strategic plan execution.

Mr. Wolfe brings more than 30 years of finance and operations experience, including extensive growth-focused leadership within public and private equity, as well as M&A, most recently serving as CFO for Asure Software (NASDAQ: ASUR). He holds an MBA degree from Northwestern University’s Kellogg School of Business, a J.D. degree from the Kent Law School executive program, and a B.B.A. degree in accounting and information systems from Southern Methodist University.

“As FalconStor moves into a growth phase, I am excited to have Brad join the executive team,” said Todd Brooks, FalconStor CEO. “His experience in leading similar, publically traded, mature enterprise software companies, will be instrumental to our long-term success.” Mr. Brooks added, “We have been very fortunate to have Pat McClain as FalconStor’s CFO. His experience, efforts, and passion have been critical to stabilizing FalconStor’s financial foundation.”

“FalconStor’s extensive history as a leader in data storage management software is impressive,” commented Mr. Wolfe. “The Company’s product and customer foundation is strong, and its return to profitability has set the company up for an interesting growth phase. I look forward to helping deliver against the Company’s strategic plan.”

About FalconStor Software

FalconStor Software, Inc. (OTCQB: FALC) is a leading storage software company offering a converged data services software platform that is hardware agnostic. Our open, integrated flagship solution FreeStor® reduces vendor lock-in and gives enterprises the freedom to choose the applications and hardware components that make the best sense for their business. We empower organizations to modernize their data center with the right performance, in the right location, all while protecting existing investments. FalconStor’s mission is to maximize data availability and system uptime to ensure nonstop business productivity while simplifying data management to reduce operational costs. Our award-winning solutions are available and supported worldwide by OEMs as well as leading service providers, system integrators, resellers and FalconStor. The Company is headquartered in Austin, TX. with additional offices in Melville, N.Y., and throughout Europe and the Asia Pacific region. For more information, visit falconstor.com or call 1-866-NOW-FALC (866-669-3252).